UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

September 21, 2005

Date of report (Date of earliest event reported)

Hawkins, Inc.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-7647	41-0771293
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3100 East Hennepin Ave. Minneapolis, MN		55413
(Address of principal executive offices)		(Zip Code)

Telephone Number: 612-331-6910

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On September 21, 2005, the Board of Directors (the “Board”) of Hawkins, Inc. (the “Company”) elected John S. McKeon, a current director of the Company, as the Chairman of the Board.  Mr. McKeon will succeed John R. Hawkins, the Company’s Chief Executive Officer, who will continue to serve as a member of the Board.  The Company issued a press release relating to this event, which is furnished as Exhibit 99 to this Current Report on Form 8-K and incorporated by reference herein. The Board also approved the payment of an annual retainer for a non-employee Chairman of the Board of $10,000.  For the current year, the amount to be paid to Mr. McKeon for his service as the Chairman of the Board will be offset by the amount previously paid to him for serving as the Chairman of the Audit Committee for the current year as described below.

The remaining Board compensation for non-employee directors will remain as follows:

Each director who is not an employee of the Company receives an annual retainer of $15,000, of which $6,000 is used to purchase Company common stock through the Company’s Employee Stock Purchase Plan.  Pursuant to the bonus provisions of the Employee Stock Purchase Plan, the Company credits each year an additional $4,500 to each non-employee director’s account to fund the purchase of additional shares of Company common stock.  The Company also pays an annual retainer of $2,500 to the chairs of the Audit Committee and the Compensation Committee.  Additionally, the non-employee directors receive a meeting fee of $1,000 for each Board and committee meeting attended.

Also on September 21, 2005, Mr. McKeon resigned from the Audit Committee and the Board elected Daryl I. Skaar, a current member of the Audit Committee, to succeed Mr. McKeon as the Chairman of the Audit Committee.

On September 21, 2005, Mr. McKeon also agreed to provide consulting services to the Company on certain strategic projects identified by the Chief Executive Officer of the Company for which Mr. McKeon will be paid $5,000 per month.  Either the Company or Mr. McKeon can terminate this arrangement at any time.

Item 9.01.              Financial Statements and Exhibits.

(c)           Exhibits

99            Press Release dated September 26, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 26, 2005	HAWKINS, INC.

	By	/s/ John R. Hawkins
John R. Hawkins
Chief Executive Officer